SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

DoorDash, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

25B09K105**

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USV XIV HOLDCO, LTD. (“SEQUOIA CAPITAL USV XIV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 12,399,303
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 12,399,303

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,399,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,013,439
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,013,439

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,013,439
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 358,663
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 358,663

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 358,663
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 592,842
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 592,842

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 592,842
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,961,452
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,961,452

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,961,452
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 137,131
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 137,131

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,131
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 805,877
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 805,877

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 805,877
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 17,623
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 17,623

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,623
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,178,708
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,178,708

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,178,708
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 377,907
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 377,907

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 377,907
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND PARALLEL, LLC (“SCFP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 454,100
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 454,100

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 454,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND, L.P. (“SCF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,531,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,531,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,531,667
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XIV, L.P. (“SC U.S. VENTURE FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,399,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, L.P. (“SC U.S. VENTURE PARTNERS FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,399,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), L.P. (“SC U.S. VENTURE FUND XIV (Q)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,399,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC U.S. VENTURE XIV MANAGEMENT, L.P. (“SC U.S. VENTURE XIV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,399,303 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,399,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

5,372,102 shares, of which 5,013,439 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 358,663 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

5,372,102 shares, of which 5,013,439 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 358,663 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,372,102
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

614,342 shares, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

614,342 shares, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 614,342
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GLOBAL GROWTH II MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

9,098,583 shares, of which 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

9,098,583 shares, of which 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,098,583
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SCGGF III – U.S./INDIA MANAGEMENT, L.P. (“SCGGF III – U.S./INDIA MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

823,500 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

823,500 shares, of which 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 823,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,556,615 shares, of which 4,178,708 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 377,907 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,556,615 shares, of which 4,178,708 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 377,907 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,556,615
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND MANAGEMENT, L.P. (“SEQUOIA CAPITAL FUND MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

2,985,767 shares, of which 454,100 shares are directly owned by SCFP and 2,531,667 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

2,985,767 shares, of which 454,100 shares are directly owned by SCFP and 2,531,667 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,985,767
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

35,850,212 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 5,013,439 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 358,663 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 592,842 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 4,178,708 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII 377,907 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 454,100 shares are directly owned by SCFP and 2,531,667 shares are directly owned by SCF. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

35,850,212 shares, of which 12,399,303 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 5,013,439 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 358,663 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 592,842 shares are directly owned by SEQUOIA GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND, 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, 4,178,708 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII 377,907 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 454,100 shares are directly owned by SCFP and 2,531,667 shares are directly owned by SCF. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,850,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,329,636
	6

  SHARED VOTING POWER

10,536,425, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 1,329,636
	8

  SHARED DISPOSITIVE POWER

10,536,425, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG, and the directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,866,061
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON JAMES GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 796,128
	6

  SHARED VOTING POWER

614,342, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 796,128
	8

  SHARED DISPOSITIVE POWER

614,342, of which 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND and 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,410,470
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,208,241
	6

  SHARED VOTING POWER

9,922,083, of which 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 1,208,241
	8

  SHARED DISPOSITIVE POWER

9,922,083, of which 8,961,452 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 137,131 shares are directly owned by SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND, 805,877 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and 17,623 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL FROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT and SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,130,324
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

ITEM	1.

(a) Name of Issuer:

DoorDash, Inc.

(b) Address of Issuer’s Principal Executive Offices:

888 Brannan Street

San Francisco, California 94103

ITEM	2.

(a) Name of Persons Filing:

Sequoia Capital USV XIV Holdco, Ltd.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital Global Growth Fund, L.P.

Sequoia Capital Global Growth Principals Fund, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital Fund Parallel, LLC

Sequoia Capital Fund, L.P

Sequoia Capital U.S. Venture Fund XIV, L.P

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

SC U.S. Venture XIV Management, L.P.

SC U.S. Growth VI Management, L.P.

SCGGF Management, L.P.

SC Global Growth II Management, L.P.

SCGGF III – U.S./India Management, L.P.

SC U.S. Growth VII Management, L.P.

Sequoia Capital Fund Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

James Goetz

Roelof Botha

SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of SC U.S. VENTURE XIV MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND is SCGGF MANAGEMENT. The General Partner of SCGGF MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND and SEQUOIA CAPITAL GLOBAL PRINCIPALS FUND are Messrs. DL and JG.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND is SCGGF III – U.S./INDIA MANAGEMENT. The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX FUND and SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SC U.S. GROWTH VII MANAGEMENT is SC US (TTGP).

The General Partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. SC US (TTGP) is the general partner of SEQUOIA CAPITAL FUND MANAGEMENT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL USV XIV HOLDCO, SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND, SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III –U.S./INDIA ANNEX FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND III – U.S./INDIA ANNEX PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, SCF, SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SCGGF MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, SC US (TTGP): Cayman Islands

SCFP: Delaware

DL, JG, RB: USA

(d) CUSIP No.: 25B09K105

ITEM	3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Sequoia Capital USV XIV Holdco, Ltd.

By:	Sequoia Capital U.S. Venture Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.
its Members

By:	SC U.S. Venture XIV Management, L.P.
the General Partner of each Member

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Principals Fund, L.P.

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund II, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III – U.S./India Annex Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III – U.S./India Annex Principals Fund, L.P.

By:	SCGGF III – U.S./India Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Fund VII, L.P.

By:	SC U.S. Growth VII Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Parallel, LLC

By:	Sequoia Capital Fund Management, L.P. its Manager

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Venture XIV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF III – U.S./India Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Management, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

James Goetz

By:	/s/ James Goetz
Roelof Botha

By:	/s/ Roelof Botha